Exhibit 10.1

STOCK PURCHASE AGREEMENT

between

ALAN TSAI

and

CANNABIS GLOBAL, INC.

dated as of

February 16, 2021

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of February 16, 2021, is entered into between Alan Tsai, an individual (“Tsai”), and Cannabis Global, Inc., a Nevada corporation (“CGI”). Capitalized terms used in this Agreement have the meanings given to such terms herein.

RECITALS

WHEREAS, Tsai owns that number of issued and outstanding shares of common stock, no par value (the “Shares”), of Natural Plant Extract of California, Inc., a California corporation (the “Company”), as set forth on Schedule 1 hereto (the “Shares”);

WHEREAS, the Company operates a licensed psychoactive cannabis manufacturing and distribution business operation out of Lynwood, California;

WHEREAS, CGI is an issuer with a class of shares registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and whose shares are publicly traded through the OTC Markets under the ticker symbol CBGL; and

WHEREAS, Tsai wishes to sell to CGI, and CGI wishes to purchase from Tsai, the Shares, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Purchase and sale

Section 1.01       Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as defined in Section 2.01), Tsai shall sell to CGI, and CGI shall purchase from Tsai, the Shares, free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance (each, an “Encumbrance”), for the consideration specified in Section 1.02.

Section 1.02       Purchase Price. The aggregate purchase price for the Shares shall be that number of shares of restricted common stock of CGI (the “CGI Shares”) equal to $300,000 plus indemnification by CGI of Tsai for any claims that currently exist and/or may arise from the liabilities related to the Company as listed on Schedule 1.02 of this Agreement (collectively, the “Purchase Price”). For purposes of determining the number of CGI Shares equal to the Purchase Price, the valuation of the CGI Shares shall be determined based on the average daily trading price for the ten (10) trading days immediately preceding the Closing.

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ARTICLE II
CLOSING

Section 2.01       Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”), such Closing to take place electronically, or such other place or manner as the parties may mutually agree. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. PST on the Closing Date.

Section 2.02       Tsai Closing Deliverables. At the Closing, Tsai shall deliver to CGI the following:

(a)               Share certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank, stock powers or other instruments of transfer duly executed in blank.

Section 2.03       CGI’s Deliveries. At the Closing, CGI shall deliver the following to Tsai:

(a)               The Purchase Price paid in the form of the CGI Shares, as contemplated by Section 1.02, either in certificated or electronic form.

(b)              A certificate of the Secretary (or other officer) of CGI certifying that attached thereto are true and complete copies of all resolutions of the board of directors of CGI authorizing the execution, delivery, and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effectts.

ARTICLE III
Representations and warranties of Tsai

Tsai represents and warrants to CGI that the statements contained in this Article III are true and correct as of the date hereof. For purposes of this Article III, “Tsai’s knowledge,” “knowledge of Tsai,” and any similar phrases shall mean the actual or constructive knowledge of Tsai, after due inquiry.

Section 3.01       Organization and Authority of Tsai. Tsai is an individual with full power, capacity and authority to enter into this Agreement and the other Transaction Documents to which Tsai is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and each Transaction Document constitute legal, valid, and binding obligations of Tsai enforceable against Tsai in accordance with their respective terms.

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Section 3.02       No Conflicts or Consents. The execution, delivery, and performance by Tsai of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, treaty, or other requirement of any Governmental Authority (collectively, “Law”) or any order, writ, judgment, injunction, decree, determination, penalty, or award entered by or with any governmental authority (“Governmental Order”) applicable to Tsai; (b) except with respect to State of California cannabis laws, rules and regulations, require the consent, notice, or filing with or other action by any Person or require any permit or license under applicable Law (“Permit”) or Governmental Order; or (c) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, or modify any contract, lease, deed, mortgage, license, instrument, note, indenture, joint venture, or any other agreement, commitment, or legally binding arrangement, whether written or oral, to which Tsai is a party or by which Tsai is bound or to which any of their respective properties and assets are subject, except with respect to the transfer restrictions and rights of first refusal binding the Shares set forth in that certain Shareholders Agreement (as defined in Section 7.02 below).

Section 3.03       Title to the Shares by Tsai. Tsai owns of record and beneficially all of the Shares set forth next to their name on Schedule 1 hereto and Tsai has good and marketable title to the Shares, in each case free and clear of all Encumbrances. There are no outstanding or authorized options, warrants, agreements, commitments, convertible securities, stock appreciation, phantom stock, profit participation, or other rights, obligating Tsai to issue or sell any of the Shares, or any other capital stock of, or any other interest in, the Company.

Section 3.04       No Litigation. There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity pending or, to Tsai’s knowledge, threatened against or by Tsai that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. To Tsai’s knowledge, no event has occurred that may be reasonably expected to give rise to any such Action.

Section 3.05       No Brokers of Tsai. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Tsai.

Section 3.06       Investment Purpose. Tsai is acquiring the CGI Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof or any other security related thereto within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Tsai acknowledges that the offer and sale of the CGI Shares are not registered under the Securities Act or any state securities laws, and that the Shares may not be pledged, transferred, sold, offered for sale, hypothecated, or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 3.07       Restricted Securities. Tsai understands that the CGI Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Tsai’s representations as expressed herein. Tsai understands that the CGI Shares are “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, Tsai must hold the CGI Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities or an exemption from such registration and qualification requirements is available. Tsai acknowledges that CGI has no obligation to register or qualify the CGI Shares for resale. Tsai further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the CGI Shares, and on requirements relating to CGI which are outside of Tsai’s control, and which CGI is under no obligation and may not be able to satisfy.

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Section 3.08       Accredited and Sophisticated Purchaser. Tsai is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Tsai is an investor in securities of companies in the development stage and acknowledges that Tsai is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the CGI Shares. If other than an individual, Tsai also represents it has not been organized for the purpose of acquiring the CGI Shares.

Section 3.09       No General Solicitation. Neither Tsai nor any of his agents or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation with respect to the offer and sale of the CGI Shares, or (b) published any advertisement in connection with the offer and sale of the CGI Shares.

ARTICLE IV
Representations and warranties of CGI

CGI represents and warrants to Tsai that the statements contained in this Article IV are true and correct as of the date hereof. For purposes of this Article IV, “CGI’s knowledge,” “knowledge of CGI,” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of CGI, after due inquiry.

Section 4.01       Organization and Authority of CGI. CGI is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Nevada. CGI has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which CGI is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by CGI of this Agreement and any other Transaction Document to which CGI is a party, the performance by CGI of its obligations hereunder and thereunder, and the consummation by CGI of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of CGI. This Agreement and each Transaction Document constitute legal, valid, and binding obligations of CGI enforceable against CGI in accordance with their respective terms.

Section 4.02       Valid Issuance of CGI Shares. The CGI Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by Tsai. Based in part on the accuracy of the representations of Tsai in Article 3 of this Agreement and applicable federal and state securities laws, the offer, sale and issuance of the CGI Shares to be issued pursuant to and in conformity with the terms of this Agreement will be issued in compliance with all applicable federal and state securities laws.

Section 4.03       No Conflicts; Consents. The execution, delivery, and performance by CGI of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the articles of incorporation, bylaws, or other governing documents of CGI; (b) violate or conflict with any provision of any Law or Governmental Order applicable to CGI; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any Permit or Governmental Order.

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Section 4.04       Investment Purpose. CGI is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof or any other security related thereto within the meaning of the Securities Act. CGI acknowledges that the offer and sale of the Shares are not registered under the Securities Act or any state securities laws, and that the Shares may not be pledged, transferred, sold, offered for sale, hypothecated, or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.05       Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of CGI.

ARTICLE V
Covenants

Section 5.01       Confidentiality. From and after the Closing, Tsai shall, and shall cause its Affiliates and its and their respective directors, managers, officers, employees, consultants, counsel, accountants, and other agents (“Representatives”) to hold, in confidence any and all information, in any form, concerning the Company, except to the extent that Tsai can show that such information: (a) is generally available to and known by the public through no fault of Tsai, any of its Affiliates, or their respective Representatives; or (b) is lawfully acquired by Tsai, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by any obligation. If Tsai or any of its Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law, Tsai shall promptly notify CGI in writing and shall disclose only that portion of such information which is legally required to be disclosed. Tsai shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

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Section 5.02       Indemnification of Tsai as Prior Officer and Director of the Company. Tsai, as a former officer and a director of the Company, has certain rights to indemnification, advancement of expenses and exculpation by the Company as provided in the certificate of incorporation or by-laws of the Company, in each case as in effect on the date of this Agreement (the “D&O Indemnification Rights”). CGI agrees that it shall vote the Shares, and any other shares of the Company it holds, and shall cause its appointees to the Company board of directors to vote, so as to maintain in full force and effect the D&O Indemnification Rights in accordance with their respective terms as of the date hereof.

Section 5.03          Buy-Back Option. For the three-month period following the one-year anniversary of the Closing Date, Tsai shall have the sole and irrevocable option to require CGI to repurchase the CGI Shares from Tsai (the "Buy-Back Option"). To exercise the Buy-Back Option, Tsai shall provide written notice to CGI to that effect (the "Buy-Back Option Notice"). No later than fifteen (15) business days after receipt of the Buy-Back Option Notice from Tsai, CGI shall issue payment to Tsai for the CGI Shares in accordance with the following:

(a)               If the value of the CGI Shares on the date of the Buy-Back Option Notice was less than $150,000, the payment for the CGI Shares shall be $150,000;

(b)               If the value of the CGI Shares on the date of the Buy-Back Option Notice exceeded $150,000, the payment for the CGI Shares shall be the market value of the CGI Shares as of the date of the Buy-Back Option Notice.

In determining the value of the CGI Shares for all purposes under this Section 5.03, the parties shall use the trading price of CGI’s common stock on the date of the Buy-Back Option Notice.

Section 5.04       Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VI
Indemnification

Section 6.01       Indemnification by Tsai. Subject to the other terms and conditions of this Article VII, Tsai shall indemnify and defend each of CGI and its Affiliates (including the Company) and their respective Representatives (collectively, the “CGI Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, CGI Indemnitees based upon, arising out of, with respect to, or by reason of:

(a)               any inaccuracy in or breach of any of the representations or warranties of Tsai contained in this Agreement or the other Transaction Documents; or

(b)              any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Tsai pursuant to this Agreement or the other Transaction Documents.

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Section 6.02       Indemnification by CGI. Subject to the other terms and conditions of this Article VII, CGI shall indemnify and defend each of Tsai and its Affiliates and their respective Representatives (collectively, the “Tsai Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Tsai Indemnitees based upon, arising out of, with respect to, or by reason of:

(a)               any inaccuracy in or breach of any of the representations or warranties of CGI contained in this Agreement or the other Transaction Documents;

(b)              the liabilities listed on Schedule 1.02 up to the corresponding amounts reflected on such schedule; or

(c)               any other breach or non-fulfillment of any covenant, agreement, or obligation to be performed by CGI pursuant to this Agreement.

Section 6.03       Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 6.04       Survival. All representations, warranties, covenants, and agreements contained herein and all related rights to indemnification shall survive the Closing and shall remain in full force and effect until the date that is two years from the Closing Date; provided, that the representations and warranties in Sections 3.01, 3.03, 3.05, 4.01, 4.02 and 4.05 shall survive for the applicable statute of limitations. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims which are timely asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

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Section 6.05       Cumulative Remedies. The rights and remedies provided for in this Article VI are cumulative and are in addition to and not in substitution for any other rights and remedies available at Law or in equity or otherwise.

ARTICLE VII
Miscellaneous

Section 7.01       Mutual Release.

(a)               Effective as of the date hereof and in consideration for the Purchase Price paid to Tsai under the Agreement, and other good and valuable consideration, and were expressly bargained for, including without limitation the waiver of the provisions of California Civil Code Section 1542, Tsai, on behalf of itself and each of Tsai’s Affiliates, agents, attorneys, representatives, successors, assigns and heirs (together with Tsai, each a “Tsai Releasing Party” and collectively, the “Tsai Releasing Parties”), hereby, irrevocably and unconditionally, fully and forever acquits, releases, covenants not to sue, and discharges and agrees to hold harmless the Company and its Affiliates, officers, managers, directors, shareholders, members, partners, employees, agents, attorneys, representatives, predecessors, successors, and assigns (collectively, the “Tsai Releasees”) from any and all Claims (as defined below) which Tsai or any of the other Tsai Releasing Parties have, may have had, or may have in the future against the Tsai Releasees, whether known or unknown, for all matters relating to, arising out of or in connection with the status of such Tsai Releasing Party as a shareholder, member, employee, officer, manager and/or director (or equivalent) of the Company from the beginning of time through the Effective Date. Notwithstanding the foregoing, none of the Tsai Releasing Parties releases or discharges any (i) accrued compensation or other benefits due such Person as an employee or independent contractor of the Company, (ii) any rights under the Agreement hereof to which such Person is entitled, (iii) such Tsai Releasing Party’s rights to indemnification under the Company’s organizational documents in effect on the Effective Date for having served as an officer, manager or director of the Company, or (iv) such Tsai Releasing Party’s rights to indemnification due to acts of gross negligence, fraud, deception or acts of ill intent by a Tsai Releasee.

(b)              Effective as of the date hereof and in consideration for Tsai entering into this Agreement and selling its ownership interests in Company, which CGI and Company acknowledge will result in substantial benefits, and other good and valuable consideration, and were expressly bargained for, including without limitation the waiver of the provisions of California Civil Code Section 1542, Company, on behalf of itself and its Affiliates, agents, attorneys, representatives, successors, assigns and heirs (together with Company, each a “Company Releasing Party” and collectively, the “Company Releasing Parties”), hereby, irrevocably and unconditionally, fully and forever acquits, releases, covenants not to sue, and discharges and agrees to hold harmless the Tsai and its Affiliates, officers, managers, directors, shareholders, members, partners, employees, agents, attorneys, representatives, predecessors, successors, and assigns (collectively, the “Company Releasees”) from any and all Claims (as defined below) which Company or any of the other Company Releasing Parties have, may have had, or may have in the future against the Company Releasees, whether known or unknown, for all matters relating to, arising out of or in connection with the status of such Company Releasing Party as a shareholder, member, employee, officer, manager and/or director (or equivalent) of the Company from the beginning of time through the Effective Date. Notwithstanding the foregoing, none of the Company Releasing Parties releases or discharges such Company Releasing Party’s rights to indemnification due to acts of gross negligence, fraud, deception or acts of ill intent by a Company Releasee.

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(c)               TSAI AND COMPANY SPECIFICALLY WAIVE THE PROVISION OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

(d)              Each of Tsai and Company hereby irrevocably covenants to refrain from asserting any Claim or demand, or commencing, instituting or causing to be commenced, any Claims of any kind against any of the Tsai Releasees or Company Releases, respectively, purported to be released hereby. Each Tsai Releasing Party shall be solely liable for 100% (and no other Tsai Releasing Party shall have any liability with respect thereto) of any and all losses incurred by the Tsai Releasees to the extent resulting from the assertion by such Tsai Releasing Party of any Claim purported to be released hereby. Each Company Releasing Party shall be solely liable for 100% (and no other Company Releasing Party shall have any liability with respect thereto) of any and all losses incurred by the Company Releasees to the extent resulting from the assertion by such Company Releasing Party of any Claim purported to be released hereby.

(e)               For the purposes of this Section 7.01, the terms “Claim” or “Claims” mean any and all actions, claims, charges, demands, liabilities, losses, damages, obligations, costs and expenses, interest, awards, judgments and penalties (including, without limitation reasonable attorneys’ fees and court costs) actually suffered or incurred by any Tsai Releasing Party or Company Releasing Party (as applicable), including in any action brought or otherwise initiated by any Tsai Releasing Party or Company Releasing Party (as applicable), of any nature whatsoever whether or not now known, claimed or suspected, fixed or contingent, arising or resulting from any manner of action or actions, cause or causes of action in law or in equity, judgments, suits, debts, liens, contracts, torts, covenants, fiduciary duties, responsibilities, agreements, promises, liabilities, claims, demands and losses, in each case, arising on or before the Effective Date.

Section 7.02          Transfer of Obligations on Shares.

(a)               The Shares are subject to the rights and obligations of shareholders of the Company as set forth in the Shareholders Agreement, dated June 5, 2020, (as amended from time to time, the “Shareholders Agreement”), by and among Alan Tsai, Edward Manolos, Cannabis Global, Inc., Betterworld Ventures, LLC, Marijuana Company of America, Inc. and the Company. Transfer of the Shares from the Tsai to CGI is conditioned upon CGI’s acceptance of those rights and obligations and execution of the Joinder Agreement contemplated by the Shareholders Agreement, a form of which is attached hereto as Exhibit A.

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(b)              The Shares are subject to the rights of Betterworld Ventures, LLC, a shareholder of the Company (“BWV”) and the obligations of the Company and certain of its shareholders under Section 6.01 of the Common Stock Purchase Agreement among the Company, BWV and those shareholders. A copy of Section 6.01 is attached hereto as Exhibit B. Transfer of the Shares from the Tsai to CGI is conditioned upon CGI’s acknowledgement and acceptance of the terms of Section 6.01 as indicated on Exhibit B.

Section 7.03       Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.04       Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.04):

If to Tsai:	80 Sierra Madre Blvd. #C Sierra Madre, CA 91024 Email: alant311@gmail.com Attention: Alan Tsai
If to CGI:	520 S. Grand Ave., Ste. 320 Los Angeles, CA 90071 Email: arman@cannabisglobalinc.com Attention: Arman Tabatabaei

Section 7.05       Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.06       Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 7.07       Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, any exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

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Section 7.08       Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.09       Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 7.10       Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of California in each case located in the county of San Diego, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

Section 7.11       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 7.12       Prevailing Party. If any litigation or other court action, arbitration or similar adjudicatory proceeding is commenced by any party to enforce its rights under this Agreement against any other party, all fees, costs and expenses, including, without limitation, reasonable attorney’s fees and court costs, incurred by the prevailing party in such litigation, action, arbitration or proceeding shall be reimbursed by the losing party; provided, that if a party to such litigation, action, arbitration or proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such litigation, action, arbitration or proceeding shall award a reimbursement of the fees, costs and expenses incurred by such party on an equitable basis.

(signature page follows)

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IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed as of the date first written above individually or by their respective officers thereunto duly authorized.

Alan Tsai
/s/ Alan Tsai
Cannabis Global, Inc.
By: /s/ Arman Tabatabaei Name: Arman Tabatabaei Title: CEO

SCHEDULE 1

The Shares

Alan Tsai	266,667 shares of Common Stock

SCHEDULE 1.02

Tsai Liability Schedule

Estimated Amount of Instrument / Claim	Lender/Investor	Instrument
$329,000.00	Green Rock Investment Fund LLC (Cindy Huang)	Promissory Note, dated May 17, 2018
$93,000.00	Green Rock Investment Fund LLC (Cindy Huang)	Promissory Note; modified by Installment Promissory Note June 27, 2020
$110,000.00	Long Canyon Properties Holding, LLC	Not documented
$200,000.00	Johnny Wong	Not documented
$300,000.00	Zichuan An & Shucun Xie	Promissory Note and Revolving Line of Credit Agreement
$500,000.00	Zichuan An & Shucun Xie	Not documented--Green Ethos > Wright Road
$60,000.00	Eric Liu	Promissory Note and Revolving Line of Credit Agreement
$289,500.00	Chau Tai Huang & Tzu Li Pai	Promissory Note

EXHIBIT A

JOINDER AGREEMENT

Reference is hereby made to the Shareholders Agreement, dated June 5, 2020, (as amended from time to time, the “Shareholders Agreement”), by and among Alan Tsai, Edward Manolos, Cannabis Global, Inc., Betterworld Ventures, LLC, Marijuana Company of America, Inc. and Natural Plant Extract of California, Inc., a California corporation (the “Company”). Pursuant to and in accordance with Sections 3.01(d) and 4.01(e) of the Shareholders Agreement, the undersigned hereby agrees that upon the execution of this Joinder Agreement, it shall become a party to the Shareholders Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Shareholders Agreement as though an original party thereto and shall be deemed to be a Shareholder of the Company for all purposes thereof.

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Shareholders Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of February 16, 2021.

Cannabis Global, Inc.
By: /s/ Arman Tabatabaei Name: Arman Tabatabaei Title: CEO

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EXHIBIT B

SECTION 6.01 TO COMMON STOCK PURCHASE AGREEMENT

Section 6.01 Treatment of Existing Debt. As of the Closing Date, Company has outstanding debt of approximately $1,322,357 pursuant to the instruments, loans and expense reimbursement obligations described in Nos. 1-9 of Section 4.06 of the Disclosure Schedule (the “Outstanding Debt”). The Parties wish to clarify the treatment and payment obligations for the Outstanding Debt as of the Closing Date and thereafter as follows:

(a)               The Outstanding Debt is an obligation of Company and repayment shall be made by Company.

(b)              The Outstanding Debt was incurred prior to the Closing Date and prior to BWV’s investment in and involvement with Company.

(c)               At Closing, the Shares acquired by BWV shall equal forty percent (40%) (the “CGI Percentage”) of Company’s outstanding capital stock on a fully diluted basis, taking into account outstanding options, warrants and other promises of equity issued to any Person (“Fully-Diluted Equity”).

(d)              From time to time the BWV Percentage shall be adjusted to the extent BWV acquires additional shares, or shares are issued to other investors, employees, consultants, partners or shareholders.

(e)               To the extent Company is unable to repay the Outstanding Debt when due and the applicable creditors commence a default action against Company, BWV at its option may unilaterally negotiate a settlement and pay off such Outstanding Debt (“Pay-Off Amount”) and increase its common stock position in Company based on a valuation of Company’s business performed by an independent third-party appraisal firm experienced in valuations of companies engaged in cannabis manufacturing and distribution[1] (the “Valuation”), with the price per share of Company’s capital stock and BWV’s increased equity position determined according to the following formulae:

Valuation / Fully-Diluted Equity = Price Per Share

Pay-Off Amount / Price Per Share = New Shares to BWV

[1] Such independent third-party appraisal firm to be mutually agreed between Company and BWV. In the event the Parties are unable to agree on an independent third-party appraiser within fifteen (15) days of first notice, the appraisal issue shall be submitted to JAMS’ San Diego office for the appointment by JAMS of such independent qualified appraiser to decide, without any right of appeal and after a hearing and the submission of evidence, the appraisal price.

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As an example, assume BWV pays off all the Outstanding Debt. If the appraiser returns a valuation of Company’s business at $6,000,000 and there are 6,000,000 shares outstanding on a fully-diluted based, new shares issued to BWV would be 1,322,357 based on the following:

$6,000,000 / 6,000,000 = $1.00 per share

$1,322,357 / $1.00 = 1,322,357 new shares

(f)                In any fiscal year that Company determines to distribute to shareholders a dividend or other distribution, Company profits shall be first be calculated without regard to Outstanding Debt payments made by Company in that fiscal year on the Outstanding Debt (“Net Profits Before Debt”). If there are sufficient Net Profits Before Debt, such dividend or other distribution shall be made as follows:

(i)                 First, the BWV Percentage of such Net Profits Before Debt approved for distribution shall go to BWV.

(ii)              Second, the remaining Net Profits approved for distribution shall be reduced by payments for that prior fiscal year on the Outstanding Debt (“Net Profits After Debt”); and

(iii)            Third, any remaining Net Profits After Debt after taking into account subparagraphs (f)(i) and (f)(ii) above shall be distributed to the other shareholders.

As an example, assume:

•	In year 1 Company is profitable and the Board of Directors wishes to declare a cash dividend to shareholders;
•	Company has paid $50,000 in Outstanding Debt payments during year 1; and
•	Company has $100,000 in Net Profits Before Debt.

The proposed dividends would be paid as follows:

First, BWV would receive $40,000 based on $100,000 Net Profits Before Debt multiplied by the BWV Percentage (currently 40%);

Second, the remaining $60,000 available would be reduced by the amount of Outstanding Debt payments in year 1 ($50,000) leaving $10,000 as Net Profits After Debt; and

Third, the $10,000 Net Profits After Debt would be distributed to the other shareholders of Company as a cash dividend, pro rata.

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(g)               Upon any Sale Event (as defined below) of Company:

(i)                 The Shares shall have a liquidation preference that calculates net proceeds to shareholders prior to pay-off of the Outstanding Debt and distributes to BWV the BWV Percentage of such pre-Outstanding Debt net proceeds prior to payments to any other shareholder; and

(ii)              The other shareholders shall receive the remainder, if any, of the proceeds after taking into account pay-off of the Outstanding Debt.

As an example, assume if in year 5:

•	there was still $500,000 of Outstanding Debt;
•	The Company was sold for $6,000,000;
•	The BWV Percentage is still 40%; and
•	After paying off all debts and obligations including the Outstanding Debt, there was $4,000,000 available for distribution to the shareholders.

The proceeds to shareholders would be paid as follows:

First, BWV’s distribution of net proceeds would assume the $500,000 Outstanding Debt did not exist and BWV would receive $1,800,000 based on the following:

($4,000,000 + $500,000) * 0.40 = $1,800,000

This amount = 45% of the $4,000,000 actually available for distribution

Second, the other shareholders would share $2,200,000 based on the following:

$4,000,000 - $1,800,000 = $2,200,000

This amount = 55% of the $4,000,000 available for distribution

(h)              Within forty-five (45) days of closing, Company shall amend its charter to reflect paragraphs (f) and (g) above.

(i)                 Within thirty (30) days of Closing, Company shall make good faith efforts to renegotiate the Outstanding Debt to extend maturity dates, implement reasonable payment schedules, and eliminate references to debt payments being made from a percentage of net profits.

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For purposes of this Section 6.01, “Sale Event” means any of:

A.                a merger or consolidation in which (i) Company is a constituent party or (ii) a subsidiary of Company is a constituent party and Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving Company or a subsidiary in which the shares of capital stock of Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for equity securities that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the equity securities of (1) the surviving or resulting party or (2) if the surviving or resulting party is a wholly owned subsidiary of another party immediately following such merger or consolidation, the parent of such surviving or resulting party; provided that, for the purpose of this definition, all shares of common stock issuable upon exercise of options outstanding immediately prior to such merger or consolidation or upon conversion of preferred outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, deemed to be converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of common stock are converted or exchanged; or

B.                 the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by Company or any subsidiary of Company of all or substantially all the assets of Company and its subsidiaries taken as a whole, or, if substantially all of the assets of Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of Company, except where such sale, lease, transfer or other disposition is to Company or one or more wholly owned subsidiaries of Company.

ACKNOWLEDGED AND ACCEPTED:

Cannabis Global, Inc.
By: /s/ Arman Tabatabaei Name: Arman Tabatabaei Title: CEO

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